Exhibit 99.1
CSRA Announces Second Quarter Fiscal Year 2018 Financial Results

•	Revenue of $1.27 billion up 3 percent compared to the first quarter of fiscal year 2018 (sequentially) and up 1 percent compared to the second quarter of fiscal year 2017 (year-over-year)

•	Operating income of $134 million up 3 percent and Adjusted EBITDA of $198 million down 2 percent year-over-year

•	Diluted EPS of $0.46 (GAAP) and $0.46 (Adjusted) reflect strong profitability

•	Robust book-to-bill ratios of 3.3x for the quarter and 1.8x for the trailing twelve months build the foundation for future growth

FALLS CHURCH, Va., Nov 7, 2017 - CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced financial results for the second quarter of fiscal year 2018, which ended September 29, 2017.
"The second quarter of fiscal year 2018 represents a major milestone in our history as a public company–our first quarter of year-over-year revenue growth and our strongest sequential revenue growth since going public," said Larry Prior, CSRA president and CEO. "The foundation for growth is our sustained strong business development performance, and in the quarter we booked $4.2 billion in awards for a book-to-bill ratio of 3.3x, anchored by our success in securing the recompete of our largest program. We continue to drive towards the adoption of next generation technologies through our Emerging Tech Day. In addition, we are deploying our strong cash flow to accelerate our growth with strategic acquisitions that position us to take share in priority national security markets."

Summary Operating Results (Unaudited)

(Dollars in millions, except per share data)	Three Months Ended		Six Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Revenue	$1,272	$1,263	$2,501	$2,517
Operating income	$134	$130	$270	$242
Net income attributable to CSRA common stockholders	$76	$76	$153	$141
GAAP diluted EPS	$0.46	$0.46	$0.93	$0.86

Adjusted EBITDA	$198	$203	$403	$398
Adjusted diluted EPS	$0.46	$0.51	$0.94	$0.99

Note: All figures are unaudited; refer to Reconciliation of Non-GAAP Financial Measures at the end of this news release for a more detailed discussion of management's use of non-GAAP measures and for reconciliations to GAAP financial measures.

Revenue for the second quarter of fiscal year 2018 was $1.27 billion, up 1 percent compared to the second quarter of fiscal year 2017, the first year-over-year increase since the Company was formed in November 2015.
Operating income for the second quarter of fiscal year 2018 of $134 million (10.5 percent operating margin), includes $9 million of acquisition, integration, and other costs and $56 million of depreciation and amortization expense, including $14 million of amortization from acquisition-related intangible assets. Adjusted EBITDA, which excludes these items, was $198 million for the second quarter, down 2 percent year-over-year. The adjusted EBITDA margin of 15.6 percent was above the Company's long-term target range 14 to 15 percent as the result of strong contract performance and disciplined cost management.
Net income attributable to CSRA shareholders for the second quarter of fiscal year 2018 was $76 million, or $0.46 per share, compared to $76 million, or $0.46 per share in the second quarter of fiscal year 2017. Adjusted diluted EPS was $0.46 for the quarter, compared to $0.51 in the comparable period in fiscal year 2017.

Cash Management and Capital Deployment
For the second quarter of fiscal year 2018, operating cash flow was $72 million, and free cash flow was $14 million. Days Sales Outstanding (DSO) for the quarter were 54 days.
During the second quarter of fiscal year 2018, the Company used $21 million to pay down debt and returned $18 million to shareholders, including $16 million as part of its regular quarterly cash dividend program and $2 million in share repurchases. In addition, the Company completed its acquisition of NES Associates, LLC, a leading provider of telecommunications, infrastructure, and application architecture and implementation services to Defense and other government customers, for $104 million, including $101 million in cash. The purchase price was funded from cash on hand and $55 million from the Company's revolving credit facility.
As of September 29, 2017, the Company had $91 million in cash and cash equivalents and $2.6 billion in debt (excluding capital lease obligations). The balance sheet does not reflect the following actions completed after the close of the second quarter:

•
In August 2017, the Board of Directors declared that the Company would pay a cash dividend of $0.10 per share. Payment of the dividend was made on October 3, 2017 to CSRA stockholders of record at the close of business on August 29, 2017.

•
In October 2017, CSRA signed a definitive agreement to acquire Praxis Engineering for approximately $235 million in cash. Praxis is a leader is providing mission applications to ensure the success of Intelligence Community customers. The acquisition is subject to customary closing conditions and approvals, including antitrust approval under the Hart-Scott-Rodino Act and is expected to be completed during CSRA’s third quarter.

•
In November 2017, CSRA executed a sale-leaseback transaction for the Company’s corporate headquarters property in Falls Church, Virginia. Upon closing of the transaction, the Company received approximately $33 million of gross cash proceeds and expects to recognize a loss of approximately $10 million.

Business Development
Bookings totaled $4.2 billion in the second quarter, representing a book-to-bill ratio of 3.3x. The second quarter marked the eleventh consecutive quarter with a book-to-bill ratio of 1.0x or higher. Bookings for the trailing twelve months totaled $9.0 billion, representing a book-to-bill ratio of 1.8x.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Department of Defense (DoD) Enterprise IT Support. Eagle Alliance, a partnership in which CSRA Inc. holds a 79% equity interest, signed a contract with an agency of the Department of Defense for enterprise IT Services with a ceiling value of approximately $2.4 billion over a performance period of 10 years (if all options are exercised). The contract is a partial follow-on to a contract for which Eagle Alliance has been the incumbent contractor since 2001.

•
Defense Information Systems Agency (DISA) Endpoint Security Solution (ESS). Under a five-year, $164 million task order, CSRA will manage more than three million cybersecurity endpoints for DISA and DoD. CSRA will work with Microsoft and McAfee to enhance DISA’s ESS capabilities and cyber strategy and envision, plan, and deliver hardening and containment solutions for Microsoft technologies across the DoD enterprise.

•
Records Management Center (RMC) Digitization Support. The Department of Veterans Affairs (VA) awarded CSRA a three-year, $158 million task order to digitize the health records of over 7 million veterans at the RMC in St. Louis, MO. This effort will allow the VA to improve the processing of electronically-based claims, saving taxpayer dollars and dramatically increasing the flow of information.

•
Federal Emergency Management Agency (FEMA) Surge Call Center Support. FEMA awarded CSRA a four-month, $95 million task order to aid in the federal government’s response to Hurricane Harvey and the affected region’s recovery. With the scope of work subsequently expanded to $142 million, CSRA is now providing disaster recovery for survivors of multiple recent disasters, including hurricanes Harvey, Irma, and Maria and the California wildfires.

•
Department of State (DoS) Digitus. The DoS Bureau of International Narcotics and Law Enforcement (INL) awarded a $58 million contract to develop a biometric identification and interoperability system for the Government of Mexico, an initiative that will support U.S. border security efforts.

•
Littoral Combat Ship (LCS) Integrated Tactical Trainer (ITT). Under a 3.5-year, $51 million delivery order, CSRA will develop and deliver an ITT for the LCS 6, Independence variant in support of the Naval Air Warfare Center Training Systems Division (NAWCTSD) in Orlando, FL. This effort leverages CSRA’s VirtualShip training platform, an advanced ship and systems simulation software package incorporating high fidelity hydrodynamics, maritime environmental modeling, and a robust interface for integration with external systems and simulations.

•
Navy Research and Development Establishment (NR&DE) Cloud. CSRA will provide cloud computing services for the NR&DE under a three-year, $35 million blanket purchase agreement. CSRA will provide advanced cloud migration, engineering, and maintenance services from Amazon Web Services and Microsoft Azure to accelerate research and foster next-generation technology to power the fleet of tomorrow.

The Company’s backlog of signed business orders at the end of second quarter of fiscal year 2018 was $17.7 billion, of which $2.7 billion was funded. Compared to the first quarter of fiscal year 2018, total and funded backlog were up 14% and 11%, respectively.

Forward Guidance
The Company is maintaining the guidance ranges from the prior quarter, which anticipate organic growth in revenue and free cash flow and robust performance in adjusted EBITDA and adjusted diluted EPS. The Company elects to provide ranges for certain metrics that are not prepared and presented in accordance with GAAP because it cannot make reliable estimates of key items that would be necessary to provide guidance for its GAAP operating and cash flow measures, including pension and OPEB mark-to-market adjustments and amounts associated with any changes to its receivables purchase agreement.

Metric	Fiscal Year 2018
Revenue (millions)	$5,000 - $5,200
Adjusted EBITDA (millions)	$770 - $800
Adjusted Diluted Earnings per Share	$1.88 - $2.00
Free Cash Flow (millions)	$330 - $380
CSRA chief financial officer Dave Keffer commented, "With the successful defense of our largest recompete and another quarter of important new business wins, we continue to build the foundation for organic growth in the second half of the year. We are augmenting our growth with strategically important acquisitions that open up new markets and enhance our competitiveness. We remain committed to a balanced capital allocation model and plan to continue to pay down debt and return cash to shareholders."

Conference Call
CSRA executive management will hold a conference call on November 7, 2017, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 877-883-0383 (domestic) or 412-902-6506 (international) and entering pass code 7876846. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the CSRA website (https://www.csra.com/investor-relations/). A replay of the conference call will be available on the CSRA website approximately two hours after the conclusion of the call.
About CSRA Inc.
CSRA (NYSE: CSRA) solves our nation’s hardest mission problems as a bridge from mission and enterprise IT to Next Gen, from government to technology partners, and from agency to agency.  CSRA is tomorrow’s thinking, today. For our customers, our partners, and ultimately, all the people our mission touches, CSRA is realizing the promise of technology to change the world through next-generation thinking and meaningful results. CSRA is driving towards achieving sustainable, industry-leading organic growth across federal and state/local markets through customer intimacy, rapid innovation, and outcome-based experience. CSRA has over 18,000 employees and is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com. Think Next. Now.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent CSRA's intentions, plans, expectations and beliefs, including statements about earnings, revenue, cash flow, future acquisitions, dividends, debt repayment, share repurchases and other future financial business performance and strategies. Forward-looking statements are typically identified by words such as, but not limited to, "estimates," "expects," "anticipates," "intends," "believes," "plans," and similar expressions, or future or conditional verbs such as "will," "should," "would," and "could." The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from forward-looking statements. For a written description of these factors, see the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CSRA's most recent Annual Report on Form 10-K for fiscal year 2017 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements, whether as a result of subsequent event or otherwise.

CSRA INC.
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Unaudited)

	As of
(Dollars in millions, shares in thousands)	September 29, 2017	March 31, 2017
Current assets
Cash and cash equivalents	$91	$126
Receivables, net of allowance for doubtful accounts of $26 and $24, respectively	829	748
Prepaid expenses and other current assets	122	126
Total current assets	1,042	1,000

Intangible and other assets
Goodwill	2,397	2,335
Customer-related and other intangible assets, net of accumulated amortization of $269 and $244, respectively	775	775
Software, net of accumulated amortization of $97 and $89, respectively	73	81
Other assets	81	87
Total intangible and other assets	3,326	3,278

Property and equipment, net of accumulated depreciation of $706 and $694, respectively	637	610
Total assets	$5,005	$4,888

Current liabilities
Accounts payable	$169	$187
Accrued payroll and related costs	183	181
Accrued expenses and other current liabilities	488	487
Current capital lease liability	47	44
Current maturities of long-term debt	84	72
Dividends payable	18	21
Total current liabilities	989	992

Long-term debt, net of current maturities	2,530	2,511
Noncurrent capital lease liability	203	172
Deferred income tax liabilities	269	272
Other long-term liabilities	533	582

Equity
Stockholders’ equity:
Common stock, $0.001 par value, 750,000 shares authorized, 164,240 and 163,570 shares issued, and 163,718 and 163,216 shares outstanding, respectively	—	—
Additional paid-in capital	136	134
Accumulated earnings	284	165
Accumulated other comprehensive income	26	31
Total stockholders’ equity	446	330
Noncontrolling interests	35	29
Total equity	481	359
Total liabilities and equity	$5,005	$4,888

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions, except per share amounts)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Total revenue	$1,272	$1,263	$2,501	$2,517

Cost of services	1,022	1,007	2,001	2,023
Selling, general and administrative expenses	51	55	100	111
Acquisition, integration, and other costs	9	8	14	13
Depreciation and amortization	56	63	116	128
Operating expense	1,138	1,133	2,231	2,275

Operating income	134	130	270	242
Net benefit of defined benefit plans	20	25	41	49
Interest expense, net	(29)	(29)	(59)	(59)
Other expense, net	(2)	(2)	(3)	(2)
Income from continuing operations before taxes	123	124	249	230
Income tax expense	45	44	91	82
Net income	78	80	158	148
Less: noncontrolling interests	2	4	5	7
Net income attributable to CSRA common stockholders	$76	$76	$153	$141

Earnings per common share:
Basic	$0.46	$0.46	$0.94	$0.86
Diluted	$0.46	$0.46	$0.93	$0.86

Common share information (weighted averages, in thousands):
Common shares outstanding - basic	163,538	163,824	163,464	163,551
Dilutive effect of stock options and equity awards	1,713	1,260	1,743	1,331
Common shares outstanding - diluted	165,251	165,084	165,207	164,882

Cash dividend per common share	$0.10	$0.10	$0.20	$0.20

CSRA INC.
CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

(Dollars in millions)	Three Months Ended		Six Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Cash flows from operating activities:
Net income	$78	$80	$158	$148
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	56	64	116	131
Stock based compensation	4	4	8	7
Excess tax benefit from stock based compensation	(1)	(1)	(2)	(2)
Deferred income taxes	1	—	(1)	—
Net loss on dispositions on business and assets	—	(2)	—	—
Other non-cash items, net	6	1	6	1
Changes in assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in assets	—	(70)	(39)	(56)
(Decrease) increase in defined benefit plan liability	(20)	(54)	(40)	(47)
(Decrease) increase in other liabilities	(54)	36	(52)	26
Other operating activities, net	2	(3)	5	3
Cash provided by operating activities	72	55	159	211

Cash flows used in investing activities:
Purchases of property and equipment	(20)	(34)	(49)	(68)
Software purchased and developed	(7)	(4)	(9)	(8)
Payments and adjustment for acquisitions, net of cash acquired	(101)	—	(101)	—
Proceeds from disposals of assets	1	10	7	10
Other investing activities, net	(26)	(20)	(7)	(25)
Cash used in investing activities	(153)	(48)	(159)	(91)

Cash flows used in financing activities:
Borrowings under revolving credit facility	—	—	55	—
Repayment under lines of credit	—	(2)	—	(50)
Borrowings of long term debt	—	—	184	—
Payments of long-term debt	(21)	(48)	(212)	(98)
Debt issuance cost	—	—	(2)	—
Proceeds from stock options and other stock activity, net	1	(1)	2	7
Repurchase of common stock	(2)	(8)	(16)	(8)
Dividends paid	(16)	(16)	(33)	(34)
Payments on lease liability	(10)	(10)	(20)	(17)
Payments to noncontrolling interest	—	(4)	—	(4)
Other financing activities	26	17	7	22
Cash used in financing activities	(22)	(72)	(35)	(182)

Net decrease in cash and cash equivalents	(103)	(65)	(35)	(62)
Cash and cash equivalents at beginning of period	194	133	126	130
Cash and cash equivalents at end of period	$91	$68	$91	$68

CSRA INC.
Supplemental Cash Flow Information
(Unaudited)

(Dollars in millions)	Three Months Ended		Six Months Ended
	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Supplemental cash flow information:
Cash paid for income taxes	$65	$45	$67	$47
Cash paid for interest	23	26	49	54
Capital expenditures in accounts payable and other liabilities	5	(4)	14	9
Capital expenditures through capital lease obligations	27	20	55	20
Segment Operating Results (Unaudited)
CSRA delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments–Defense and Intelligence, which supports customers in the Department of Defense (DoD) and Intelligence Community, and Civil, which supports customers in homeland security, law enforcement, healthcare, and other civil agencies as well as certain state and local government agencies. The following table summarizes revenue and segment operating income by reportable segment:

	Three Months Ended		Six Months Ended
(Dollars in millions; unaudited)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Revenue
Defense and Intelligence	$557	$575	$1,082	$1,143
Civil	715	688	1,419	1,374

Segment operating income(a)
Defense and Intelligence	75	69	133	112
Civil	98	88	195	179

Notes:
(a)	Excludes segment operating income (loss) for the Corporate segment as well as acquisition, integration, and other costs.

For the three months ended September 29, 2017, Defense and Intelligence segment revenues decreased by $18 million, or 3 percent, compared to revenues from the same period of the prior year. The primary drivers of the decline were the Army Logistics Modernization Program and the U.S. Strategic Command Information Technology Capabilities Contract, which were completed in the fourth quarter of fiscal year 2017. Second quarter fiscal year 2018 Civil segment revenues increased by $27 million, or 4 percent compared to revenues from the same period of the prior year, driven by the expansion of recent program wins at several agencies, including the Office of Personnel Management, the Centers for Medicare & Medicaid Services, and the EPA. For the three months ended September 29, 2017, segment operating margin increased in both segments compared to the second quarter of fiscal year 2017 due primarily to program delivery efficiencies and indirect cost reductions.

Reconciliation of Non-GAAP Financial Measures
The following tables illustrate the items and means to reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. CSRA management believes that adjusted diluted EPS, adjusted EBITDA and margin, and free cash flow provide useful additional information to investors regarding the Company’s financial condition and results of operations as they provide additional measures of the Company’s profitability and ability to service its debt. In addition, these measures are considered important measures by financial analysts covering CSRA, and are used in determining executive compensation.
Our non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing CSRA’s performance, investors and securities analysts should evaluate each adjustment in our reconciliation and use adjusted measures in addition to, and not as an alternative to, GAAP measures.
The major adjustments to GAAP to derive adjusted metrics are summarized below:

•
Plan Impacts. At the time of the Spin-off on November 27, 2015, CSRA assumed the assets and obligations of the pension and other post-retirement plans from CSC. The recurring net non-cash benefits associated with these plans are excluded from all quarters. There were no plan remeasurements in the first and second quarters of fiscal year 2017 and 2018.

•
Acquisition, Integration, and Other Costs. Costs directly associated with acquisitions, including integration costs. This also includes remaining costs associated with the separation and merger transactions. These costs are excluded from adjusted EPS, adjusted EBITDA, and free cash flow.

•	Acquisition-related Intangible Amortization. All amortization associated with acquisition-related intangible assets is excluded from adjusted diluted EPS.

Adjusted Diluted Earnings Per Share

CSRA INC.
ADJUSTED DILUTED EARNINGS PER SHARE (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions except per share amounts)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Income before income taxes	$123	$124	$249	$230
Acquisition, integration, and other costs	9	8	14	13
Other separation-related items (within SG&A and cost of services)(a)	(3)	—	(1)	8
Net benefit of defined benefit plans	(20)	(25)	(41)	(49)
Amortization of backlog associated with SRA acquisition(b)	—	16	—	33
Other acquisition & spin-off-related intangible amortization(c)	14	13	31	28
Adjusted income before income taxes	123	136	252	263

Adjusted income tax expense	45	48	92	93
Adjusted net income	78	88	160	170
Less: Noncontrolling interest	2	4	5	7
Adjusted net income attributable to CSRA common stockholders	$76	$84	$155	$163

Adjusted diluted earnings per common share	$0.46	$0.51	$0.94	$0.99

Notes: Adjusted net income attributable to CSRA common stockholders may not equal the sum of the component figures due to rounding.
(a)
The six months ended September 29, 2017 also includes approximately $1 million of interest expense for the write-off of deferred financing costs related to the restructuring of the Company's debt facility in the first quarter of fiscal year 2018.

(b)	Total value of $65 million amortized over the period November 30, 2015 to November 30, 2016 is included in Income before income taxes.
(c)
The six months ended September 29, 2017 includes $4.9 million in accelerated amortization expense related to software acquired in the spin-off of the North American Public Sector business from Computer Sciences Corporation, now known as DXC Technology, ("Spin-off") that was discontinued for further use in the period.

Adjusted EBITDA and Margin
During the six months ended September 29, 2017, CSRA adopted Accounting Standard Update No. 2017-07—Compensation-Retirement Benefits (Topic 715), which changes the presentation of net periodic pension and postretirement costs. Previously, operating income included net periodic benefits of CSRA’s defined benefit pension and postretirement plans. Under the new presentation, operating income excludes this benefit, so it is no longer deducted to compute adjusted EBITDA. The prior periods have been revised to conform with current period presentation.

CSRA INC.
ADJUSTED EBITDA (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in millions)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Operating Income	$134	$130	$270	$242
Less: other expense, net	(2)	(2)	(3)	(2)
Other separation-related items (within SG&A and cost of services)	(3)	—	(2)	8
Add:
Acquisition, integration and other costs(a)	9	8	14	13
Depreciation and amortization	56	63	116	128
Amortization of contract-related intangibles	—	—	—	2
Stock-based compensation	4	4	8	7
Adjusted EBITDA	$198	$203	$403	$398
Adjusted EBITDA Margin	15.6%	16.1%	16.1%	15.8%

Notes:
(a)
Consists of costs directly associated with the Spin-off and the merger with SRA International Inc. ("SRA"), acquisition and one time integration costs. The six months ended September 29, 2017 includes $4.9 million in accelerated amortization expense related to software acquired in the Spin-off that was discontinued for further use in the period. The six months ended September 30, 2016, includes intangibles amortization expense associated with SRA's funded contract backlog.

Free Cash Flow
CSRA defines free cash flow to be equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions, and investments, and (3) payments on capital leases and other long-term asset financings, as further adjusted for certain other cash flow items, such as (i) non-recurring separation-related payments and (ii) the relative fiscal quarter impact of net proceeds arising from the initial sale of billed and/or unbilled receivables under the Master Accounts Receivable Purchase Agreement (“Purchase Agreement”).

CSRA INC.
FREE CASH FLOW (unaudited)

	Three Months Ended		Six Months Ended
(Amounts in millions)	September 29, 2017	September 30, 2016	September 29, 2017	September 30, 2016
Net cash provided by operating activities	$72	$55	$159	$211
Net cash used in investing activities	(153)	(48)	(159)	(91)
Acquisitions, net of cash acquired	101	—	101	—
Payments on capital lease liabilities	(10)	(10)	(20)	(17)
Separation and merger-related payments	4	11	9	18
Initial sales of qualifying accounts receivables(a)	—	—	—	(46)
Free cash flow	$14	$8	$90	$75

Notes:
(a)
Adjustments for the relative impact of the net proceeds arising from the initial sale of billed and/or unbilled receivables under the Purchase Agreement as well as the effect of any new types of sales arising from changes in the Purchase Agreement. For the six months ended September 30, 2016, the amount relates to SRA unbilled receivables under the Purchase Agreement to which SRA was added to during the period.

CONTACT:
Investors: M. Stuart Davis, 703.641.2267, stuart.davis@csra.com,
Media: Thomas Doheny, 703.641.3220, thomas.doheny@csra.com